SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) January 28, 1999
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                      Commission File Number 1-5324
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                           NORTHEAST UTILITIES
                          --------------------
         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
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           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
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          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)



Item 5. Other Events

On January 19, 1999, the Connecticut Department of Public Utility
Control (DPUC) issued a draft rate decision that calls for reducing the revenue requirements of The Connecticut Light and Power Company (CL&P) by approximately $260 million, or by 10.8 percent, effective September 28, 1998. The proposed revenue reductions would be implemented through a rate reduction for CL&P's 1.1 million retail customers of 4 percent, or nearly $96 million on an annual basis beginning in February, 1999, and it proposes to require CL&P to amortize an additional $164 million of regulatory assets. The reduction in revenue requirements from September 1998 through February 1999 will be accomplished through the non-cash amortization of regulatory assets. The draft decision also would require CL&P to write off approximately two-thirds of its investment in materials, fuel, undepreciated plant and construction work in progress at the Millstone 1 nuclear power plant. CL&P estimates this portion of the draft decision could result in a writeoff of over $100 million. If the draft decision is implemented without modification, CL&P would reflect the Millstone 1 write-off and a portion of the $260 million reduction in revenue requirements in the fourth quarter of 1998. Millstone 1 was retired from service in July 1998, and CL&P owns 81 percent of the unit.

	On January 28, 1999, CL&P filed comments on the draft decision that included numerous proposed modifications and technical corrections, which would mitigate to some extent the effects of the draft decision. Those comments noted that the draft decision, if fully implemented as proposed,
would cause CL&P to lose money (i.e. sustain a net loss) in 1999.   If the
draft decision is adopted by the DPUC as proposed, CL&P will not meet the equity coverage ratio of 31 percent required by the terms of its Revolving Credit Agreement (System Revolver), beginning in the fourth quarter of 1998. Prior to the effects of the draft decision, CL&P would have passed the common equity test.

CL&P said in its filing that, if the draft decision is fully implemented, it still expects to meet the interest coverage ratio required by the System Revolver in the fourth quarter of 1998 and may meet it in the first quarter of 1999, providing it postpones some expenditures into later quarters of the year. However, CL&P said that it would not expect to meet the interest coverage ratio requirement in the second quarter of 1999, traditionally the lowest sales period of the year.

Similar financial covenant restrictions are included in CL&P's operating lease with General Electric Capital Corporation (GECC Lease) related to the use of four turbine generators having an installed cost of approximately $70 million.

CL&P is discussing with its agent banks the draft decision and its effects on required coverage ratios and hopes to receive the necessary waivers or amendments to continue to have access to the System Revolver, if it is needed. CL&P is in the process of renegotiating the convenant restrictions in the GECC Lease, as well. If it is unable to obtain the necessary waivers and amendments, CL&P would attempt to arrange alternative sources of funds.

As of January 28, 1999, CL&P had $165 million outstanding under the System Revolver.

The DPUC has scheduled oral arguments on the draft order on February 1, 1999. A final decision is expected on February 5, 1999.

For more information regarding this matter, see Northeast Utilities'
(NU's) quarterly reports on Form 10-Q for the quarters ending March 31, 1998, June 30, 1998, and September 30, 1998 and "Item 1. Business-Rates-Connecticut Retail Rates" in NU's 1997 Annual Report on Form 10-K.


                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NORTHEAST UTILITIES
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                                        Registrant


Date  January 29, 1999             By /s/David R. McHale
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                                   David R. McHale
                                   Vice President and Treasurer